Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

15-06

Contacts:	Derrick Jensen, CFO Kip Rupp, CFA - Investors Quanta Services, Inc. 713-629-7600	Media - Deborah Buks and Molly LeCronier Ward Creative Communications 713-869-0707

QUANTA SERVICES REPORTS 2015 FIRST QUARTER RESULTS

Prolonged Adverse Weather Impacts Results

Oil & Gas Segment Backlog Increases to Record $2.68 Billion

Signs Definitive Agreement to Sell Fiber Optic Licensing Operations for $1 Billion

HOUSTON – Apr. 30, 2015 - Quanta Services, Inc. (NYSE: PWR) today announced results for the three months ended Mar. 31, 2015. Revenues in the first quarter of 2015 were $1.89 billion compared to revenues of $1.76 billion in the first quarter of 2014. Net income attributable to common stock was $53.5 million, or $0.25 per diluted share, in the first quarter of 2015, versus net income attributable to common stock of $54.4 million, or $0.25 per diluted share, in the first quarter of 2014. Adjusted diluted earnings per share (a non-GAAP measure) was $0.31 for the first quarter of 2015 compared to $0.44 for the first quarter of 2014.

“We remain confident in the market dynamics driving our business despite the shortfall in our first quarter results,” said Jim O’Neil, president and chief executive officer of Quanta Services. “The multi-year drivers of investment in electric power infrastructure by our customers remain firmly in place. In our oil and gas infrastructure segment, our backlog is at a record level, and we believe additional mainline contract awards will push backlog to higher levels by year-end.”

Mr. O’Neil added, “We also announced this morning that we have entered into a definitive agreement to sell our fiber optic licensing operations to Crown Castle International Corp. for approximately $1 billion in cash. This transaction enables us to enhance our strategic focus on energy infrastructure markets, which we believe will undergo substantial development in the coming years.”

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Included in net income attributable to common stock for the first quarter of 2014 is $38.8 million ($25.8 million net of tax) of incremental selling, general and administrative expense associated with an arbitration decision related to a contract dispute on a 2010 directional drilling project. The net impact of this expense on Quanta’s first quarter of 2014 results was a $0.12 reduction in diluted earnings per share. Adjusted diluted earnings per share is calculated as GAAP diluted earnings per share before acquisition and integration costs, as well as certain non-cash items such as amortization of intangible assets and non-cash compensation expense, and certain other items that affect comparability of results between periods. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.

Quanta completed three acquisitions in the first three months of 2015 and four acquisitions in the last nine months of 2014. Therefore, the results for the three months ended March 31, 2015 include these acquisitions from their respective acquisition dates and are compared to the pre-acquisition historical results of Quanta for the three months ended March 31, 2014.

RECENT HIGHLIGHTS

•	Entered Into Definitive Agreement to Sell Fiber Optic Licensing Operations for $1 Billion in Cash - Today Quanta announced that it has entered into a definitive agreement to sell its fiber optic licensing operations to Crown Castle International Corp. (NYSE: CCI) for approximately $1 billion in cash. The transaction is subject to various regulatory approvals and other customary conditions prior to closing, but is expected to close by the end of this year. Quanta estimates after tax net proceeds from the transaction of approximately $800 million.

•	Stock Repurchased - During the first quarter of 2015, Quanta repurchased approximately 6.7 million shares of its common stock in the open market for a total cost of approximately $182.0 million. Through March 31, 2015, Quanta has purchased approximately 9.7 million shares of common stock for a total cost of approximately $275.5 million, leaving approximately $224.5 million remaining under the company’s existing $500 million stock repurchase program.

•	Selected by SemGroup for the Maurepas Pipelines Project - In March 2015, SemGroup Corporation selected Quanta to provide turnkey engineering, procurement and construction services for the Maurepas Pipelines Project. The Maurepas Pipelines Project involves three separate pipelines measuring approximately 100 miles in aggregate, consisting of 24-inch, 12-inch and 6-inch diameter pipe, and three new pumping stations. Engineering, permitting, right-of-way acquisition and materials procurement has commenced. Construction is expected to begin in the third quarter of 2015, and completion is expected in the third quarter of 2016.

•	Acquired two companies in the second quarter of 2015 - During the second quarter of 2015, Quanta has acquired two companies. These acquisitions included a power line construction contractor in the United States and an electrical engineering company in Canada. The aggregate consideration paid for these acquisitions consisted of approximately $25.4 million in cash, subject to post-closing net working capital and other adjustments.

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OUTLOOK

The overall outlook for Quanta’s business is positive. However, regulatory, permitting and other challenges may impact project timing. Therefore, Quanta’s financial outlook for revenues, margins and earnings reflects management’s efforts to properly align these uncertainties with the backlog the company is executing on and the opportunities expected to materialize during 2015. The following forward-looking statements are based on current expectations, and actual results may differ materially.

Quanta expects revenues for the second quarter of 2015 to range between $1.95 billion and $2.05 billion and diluted earnings per share to be $0.36 to $0.42. Amortization of intangibles and non-cash stock-based compensation expense are forecasted to be approximately $8.9 million and $10.6 million for the second quarter of 2015. Quanta expects adjusted diluted earnings per share (a non-GAAP measure) for the second quarter of 2015 to be $0.42 to $0.48. This non-GAAP measure is estimated on a basis similar to the calculations of historical adjusted diluted earnings per share presented in this press release.

Quanta expects revenues for the full year 2015 to range between $8.1 billion and $8.5 billion and diluted earnings per share to be $1.70 to $1.90. Quanta expects adjusted diluted earnings per share (a non-GAAP measure) for the full year 2015 to be $1.94 to $2.14. These earnings per share ranges reflect the lower than anticipated financial results in the first quarter. They also reflect a higher effective tax rate for the full year than originally anticipated due to a lower proportion of income earned from international jurisdictions, which are taxed at lower statutory rates, and exclude the benefit of potential additional share repurchases during the remainder of the year. Amortization of intangibles and non-cash stock-based compensation expense are forecasted to be approximately $35.5 million and $41.5 million for the full year 2015.

As the timing of the close of the transaction with Crown Castle is uncertain, our financial outlook includes the contribution of our fiber optic licensing operations for the entire year. For the twelve month period ending December 31, 2015, Quanta’s fiber optic licensing operations are estimated to generate approximately $105 million to $110 million in revenue and contribute $0.12 to $0.13 in diluted earnings per share.

NON-GAAP FINANCIAL MEASURES

The non-GAAP measures in this press release and on Quanta’s website are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used in addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in the table attached to this press release can be found on the company’s website at www.quantaservices.com in the “Investors & Media” section.

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CONFERENCE CALL INFORMATION

Quanta Services has scheduled a conference call for April 30, 2015, at 9:30 a.m. Eastern Time. To participate in the call, dial 1-913-312-1491 at least 10 minutes before the conference call begins and provide the conference call ID 8518069 or ask for the Quanta Services First Quarter 2015 Conference Call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the Internet, please visit the Quanta Services website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live event, an archive will be available shortly after the call on the company’s website. A replay will also be available until 12:30 p.m. Eastern time on May 7, 2015, and may be accessed at 1-719-457-0820, using the conference call ID 8518069. For more information, please contact Kip Rupp, Vice President - Investor Relations at Quanta Services, by calling 713-341-7260 or emailing investors@quantaservices.com.

GET THE QUANTA SERVICES IR APP

The Quanta investor relations app for iPhone, iPad and Android mobile devices is available for free at Apple’s App Store for the iPhone and iPad and at Google Play for Android mobile devices. The Quanta investor relations app allows users to navigate the company’s investor relations materials including the latest press releases, SEC filings, presentations, videos, audio cast conference calls and stock price information. Sharing functionality via email, Twitter and Facebook is available, as well as the ability for investors to be notified when new information is posted to Quanta’s IR app.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and oil and gas industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy infrastructure. Additionally, in certain markets, Quanta licenses fiber optic telecommunications infrastructure, offers lit network management services and provides related design, procurement, construction and maintenance services. With operations throughout the United States, Canada and Australia and in select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this press release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to potential benefits of the sale of Quanta’s fiber optic licensing operations; projected gains or net proceeds or any expected value associated with the sale of Quanta’s fiber optic licensing operations; expectations regarding the use of proceeds from the sale of Quanta’s fiber optic licensing operations; the anticipated closing date for the sale of Quanta’s fiber optic licensing operations; projected revenues, earnings per share, margins, capital expenditures, and other projections of operating or financial results; expectations regarding the business outlook, growth or opportunities in particular markets; the expected value of contracts or intended contracts with customers; the scope, services, term and results of any projects awarded or expected to be awarded for services to be provided by Quanta; the anticipated commencement and completion dates for any projects awarded; the development of oil and natural gas mainline pipe projects and their impact on Quanta’s business or the demand for Quanta’s services; the level of oil, natural gas and natural gas liquids prices and their impact on Quanta’s business or demand for Quanta’s services; the impact of renewable energy initiatives, including mandated state renewable portfolio standards, the economic stimulus package and other existing or potential energy legislation; potential opportunities that may be indicated by bidding activity or similar discussions with customers; the potential benefits from acquisitions; the business plans or financial condition of Quanta’s customers; Quanta’s plans and strategies; and the current economic and regulatory conditions and trends in the industries Quanta serves, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by known and unknown risks and uncertainties that are difficult to predict or beyond Quanta’s control, including, among others, the possibility that one or more closing conditions for the sale of Quanta’s fiber optic licensing operations may not be satisfied or waived; the possibility that one or more regulatory approvals required prior to closing of the sale of Quanta’s fiber optic licensing operations may not be obtained; the effects of disruption from the sale of Quanta’s fiber optic licensing operations; the potential for claims or damages associated with the sale of Quanta’s fiber optic licensing operations, including as a result of indemnity claims following closing of the transaction; the effects of industry, economic or political conditions outside of the control of Quanta; quarterly variations in operating results; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, pending or existing projects, including as a result of weather, regulatory or environmental processes, project performance issues, or customers’ capital constraints; the successful negotiation, execution, performance and completion of anticipated, pending and existing contracts, including the ability to obtain awards of projects on which Quanta bids or is otherwise discussing with customers; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; adverse impacts from weather; the ability to generate internal growth; competition in Quanta’s business, including the ability to effectively compete for new projects and market share; potential failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; liabilities associated with multi-employer pension plans, including underfunding of liabilities and termination or withdrawal liabilities; the possibility of further increases in the liability associated with Quanta’s withdrawal from a multi-employer pension plan; liabilities for claims that are self-insured or not insured; unexpected costs or liabilities that may arise from lawsuits or indemnity claims asserted against Quanta; the outcome of pending or threatened litigation; risks relating to the potential unavailability or cancellation of third party insurance, the exclusion of coverage for certain losses, and potential increases in premiums for coverage deemed beneficial to Quanta; cancellation provisions within contracts and the risk that contracts expire and are not renewed or are replaced on less favorable terms; loss of customers with whom Quanta has long-standing or significant relationships; the potential that participation in joint ventures exposes Quanta to liability and/or harm to its reputation for acts or omissions by partners; Quanta’s inability or failure to comply with the terms of its contracts, which may result in unexcused delays, warranty claims, failure to meet performance guarantees, damages or contract terminations; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities; Quanta’s customers’ capital programs and the resulting impact on demand for Quanta’s services; the future development of natural resources in shale formations; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; the failure of Quanta’s customers to comply with regulatory requirements applicable to their projects, including those related to awards of stimulus funds, which may result in project delays and cancellations; budgetary or other constraints that may reduce or eliminate tax incentives for or government funding of projects, including stimulus projects, which may result in project delays or cancellations; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets, including instability of foreign governments, currency fluctuations, tax and investment strategies and compliance with the laws of foreign jurisdictions as well as the U.S. Foreign Corrupt Practices Act and other applicable anti-bribery and anti-corruption laws; the ability to successfully identify, complete, integrate and realize synergies from acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of impairments of goodwill, receivables and other intangible assets or investments; growth outpacing Quanta’s decentralized management and infrastructure; requirements relating to governmental regulation and changes thereto; inability to enforce Quanta’s intellectual property rights or the obsolescence of such rights; risks related to the implementation of an information technology solution; the impact of a unionized workforce on operations, including labor stoppages or interruptions due to strikes or lockouts; potential liabilities relating to occupational health and safety matters; Quanta’s dependence on suppliers, subcontractors and equipment manufacturers; risks associated with Quanta’s fiber optic licensing business, including regulatory and tax changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investing activities; the ability to access sufficient funding to finance desired growth and operations; the ability to obtain performance bonds; potential exposure to environmental liabilities; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; rapid technological and structural changes that could reduce the demand for Quanta’s services; the impact of increased healthcare costs arising from healthcare reform legislation; the impact of significant fluctuations in foreign currency exchange rates; and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made by any third party regarding the subject matter of this press release.

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Quanta Services, Inc. and Subsidiaries Condensed Consolidated Statements of Operations For the Three Months Ended March 31, 2015 and 2014 (In thousands, except per share information) (Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues	$1,886,956	$1,762,574
Cost of services (including depreciation)	1,634,295	1,490,503

Gross profit	252,661	272,071
Selling, general and administrative expenses	150,238	134,483
Arbitration expense	—	38,848
Amortization of intangible assets	8,706	8,245

Operating income	93,717	90,495
Interest expense	(1,400)	(982)
Interest income	455	1,545
Other income (expense), net	(212)	643

Income before income taxes	92,560	91,701
Provision for income taxes	34,375	33,053

Net income	58,185	58,648
Less: Net income attributable to non-controlling interests	4,701	4,240

Net income attributable to common stock	$53,484	$54,408

Earnings per share attributable to common stock—basic and diluted	$0.25	$0.25

Weighted average shares used in computing earnings per share:
Basic	215,473	219,033

Diluted	215,490	219,075

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$135,534	$190,515
Accounts receivable, net	1,642,675	1,812,539
Costs and estimated earnings in excess of billings on uncompleted contracts	341,190	290,447
Inventories	45,824	38,921
Prepaid expenses and other current assets	222,417	221,554

Total current assets	2,387,640	2,553,976
PROPERTY AND EQUIPMENT, net	1,480,097	1,480,128
OTHER ASSETS, net	98,557	85,842
OTHER INTANGIBLE ASSETS, net	252,055	260,593
GOODWILL	1,922,485	1,931,485

Total assets	$6,140,834	$6,312,024

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and short-term borrowings	$9,440	$8,876
Accounts payable and accrued expenses	874,627	877,336
Billings in excess of costs and estimated earnings on uncompleted contracts	240,243	251,113

Total current liabilities	1,124,310	1,137,325
LONG-TERM DEBT AND NOTES PAYABLE, net of current maturities	115,002	72,489
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	590,769	576,670

Total liabilities	1,830,081	1,786,484

TOTAL STOCKHOLDERS’ EQUITY	4,297,488	4,514,473
NON-CONTROLLING INTERESTS	13,265	11,067

TOTAL EQUITY	4,310,753	4,525,540

Total liabilities and equity	$6,140,834	$6,312,024

Quanta Services, Inc. and Subsidiaries Supplemental Data For the Three Months Ended March 31, 2015 and 2014 (Unaudited)

Segment Results

Quanta reports its results under three reporting segments: (1) Electric Power Infrastructure Services, (2) Oil and Gas Infrastructure Services and (3) Fiber Optic Licensing and Other, as set forth below (in thousands, except percentages).

	Three Months Ended March 31,
	2015		2014
Revenues:
Electric Power Infrastructure	$1,225,743	65.0%	$1,278,168		72.5%
Oil and Gas Infrastructure	621,094	32.9	445,857		25.3
Fiber Optic Licensing and Other	40,119	2.1	38,549		2.2

Consolidated revenues	$1,886,956	100.0%	$1,762,574		100.0%

Operating income (loss):
Electric Power Infrastructure	$107,932	8.8%	$144,412		11.3%
Oil and Gas Infrastructure	24,147	3.9	(21,172	)(a)	(4.7)
Fiber Optic Licensing and Other	11,532	28.7	12,109		31.4
Corporate and Non-Allocated Costs	(49,894)	N/A	(44,854)		N/A

Consolidated operating income	$93,717	5.0%	$90,495		5.1%

(a) Included in operating loss for the Oil and Gas Infrastructure Services segment for the first quarter of 2014 is the impact of a $38.8 million expense associated with an arbitration decision associated with a contract dispute on a 2010 directional drilling project.

Backlog

Backlog is not a term recognized under United States generally accepted accounting principles (GAAP); however, it is a common measurement used in the industry. Quanta’s methodology for determining backlog may not be comparable to the methodologies used by other companies. Quanta’s backlog represents the amount of consolidated revenue that it expects to realize from future work under construction contracts, long-term maintenance contracts, master service agreements and licensing agreements. These estimates include revenues from the remaining portion of firm orders not yet completed and on which work has not yet begun, as well as revenues from change orders, renewal options, and funded and unfunded portions of government contracts to the extent that they are reasonably expected to occur. For purposes of calculating backlog, Quanta includes 100% of estimated revenues attributable to consolidated joint ventures and variable interest entities. The following table presents Quanta’s total backlog by reportable segment as of March 31, 2015, December 31, 2014 and March 31, 2014, along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date (in millions):

	Backlog as of
	March 31, 2015		December 31, 2014		March 31, 2014
	12 Month	Total	12 Month	Total	12 Month	Total
Electric Power Infrastructure	$3,184.0	$6,366.8	$3,339.2	$6,628.0	$3,363.5	$6,187.1
Oil and Gas Infrastructure	1,862.7	2,679.4	1,824.6	2,520.6	1,509.3	2,281.7
Fiber Optic Licensing and Other	149.0	617.9	153.0	613.9	130.1	586.0

Total	$5,195.7	$9,664.1	$5,316.8	$9,762.5	$5,002.9	$9,054.8

Quanta Services, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures For the Three Months Ended March 31, 2015 and 2014 (In thousands, except per share information) (Unaudited)

The non-GAAP measure of adjusted diluted earnings per share is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. As to certain of the items below, (i) amortization of intangible assets is impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period to period; (ii) non-cash stock-based compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, forfeiture rates, accelerated vesting and amounts granted during the period; (iii) acquisition costs vary period to period depending on the level of Quanta’s acquisition activity ongoing during the period; and (iv) the expense associated with the arbitration decision is not a regularly occurring operational item.

	Three Months Ended March 31,
	2015	2014
Adjusted diluted earnings per share:
Net income attributable to common stock (GAAP as reported)	$53,484	$54,408
Adjustments, net of income taxes:
Arbitration expense (a)	—	25,822
Acquisition and integration costs	1,232	3,628

Adjusted net income attributable to common stock before certain non-cash adjustments	54,716	83,858
Non-cash stock-based compensation, net of income taxes	6,076	6,282
Amortization of intangible assets, net of income taxes	5,858	5,195

Adjusted net income attributable to common stock for adjusted diluted earnings per share	$66,650	$95,335

Calculation of weighted average shares for adjusted diluted earnings per share:
Weighted average shares outstanding for basic earnings per share	215,473	219,033
Effect of dilutive stock options	17	42

Weighted average shares outstanding for adjusted diluted earnings per share	215,490	219,075

Adjusted diluted earnings per share	$0.31	$0.44

(a) To eliminate the expense recorded in the first quarter of 2014 resulting from an arbitration decision associated with a contract dispute on a 2010 directional drilling project.